Exhibit 8.2

31 West 52nd Street | New York, NY 10019 | T 212.513.3200 | F 212.385.9010
Holland & Knight LLP | www.hklaw.com

October 16, 2019

Bancorp of New Jersey, Inc.
1365 Palisade Ave
Fort Lee, New Jersey 07024

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of August 15, 2019 (the “Merger Agreement”) by and among ConnectOne Bancorp, Inc., a New Jersey corporation (“ConnectOne”) and Bancorp of New Jersey, Inc., a New Jersey corporation (“BONJ”), BONJ is to merge with and into ConnectOne with ConnectOne surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

We have acted as special counsel to BONJ in connection with the Merger. Immediately following the Merger, or as promptly as practicable thereafter, Bank of New Jersey, a wholly-owned bank subsidiary of BONJ, will be merged with and into ConnectOne Bank, a wholly-owned bank subsidiary of ConnectOne, with ConnectOne Bank as the surviving bank, upon the terms and with the effect set forth in the Agreement of Merger (the “Bank Merger”). This opinion does not address the U.S. federal income tax consequences of the Bank Merger, but we have taken the Bank Merger into account in rendering our opinion with respect to the U.S. federal income tax consequences of the Merger set forth below and affirm that consummation of the Bank Merger would not alter such opinion. For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Merger Agreement;

2.

The registration statement of ConnectOne on Form S-4, filed on September 27, 2019 with the Securities and Exchange Commission (the “SEC”), as amended on October 16, 2019, with respect to the ConnectOne common stock to be issued to the common stockholders of BONJ in connection with the Merger (the “Registration Statement”), and the joint proxy statement/prospectus of BONJ and ConnectOne included in the Registration Statement (the “Proxy Statement/ Prospectus”);

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Bancorp of New Jersey, Inc.
October 16, 2019

3.	The representations made to us by ConnectOne in its letter to us dated October 16, 2019;

4.	The representations made to us by BONJ in its letter to us dated October 16, 2019; and

5.

Such instruments and documents related to the formation, organization and operation of ConnectOne and BONJ and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of the statements and representations contained in the Documents, (vi) that the covenants and warranties set forth in the Documents will be complied with, and (vii) that the Merger will be effective under applicable state law.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that the discussion and legal conclusions contained in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described therein, constitute and specifically represent our opinion regarding all of the federal income tax consequences that are material to a BONJ stockholder who holds shares of BONJ common stock as a capital asset.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Bancorp of New Jersey, Inc.
October 16, 2019

Our opinion expressed herein is based upon the Code, the Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose or by any other person or entity without our prior written consent. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ HOLLAND & KNIGHT LLP

HOLLAND & KNIGHT LLP